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                                 EXHIBIT 99.1



                       PRESS RELEASE DATED JUNE 1, 1995





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                                                                    EXHIBIT 99.1


NEWS RELEASE                                        VISTA RESOURCES, INC

                                                    ONE ATLANTIC CENTER
                                                    SUITE 5000
                                                    1201 W. PEACHTREE STREET, NW
                                                    ATLANTA, GEORGIA 30309
                                                    Contact:
                                                    Brady W. Mullinax, Jr.
                                                    404-815-2000



FOR IMMEDIATE RELEASE

         Atlanta, Georgia (June 1, 1995) - Vista Resources, Inc, (NYSE:VS) reported that its insurance subsidiary, American Southern Insurance Company ("American Southern") has entered into a consulting agreement ("the Agreement") with The Seibels Bruce Group, Inc. (NASDAQ: SBIG) ("Seibels"), of Columbia, South Carolina, which through its subsidiaries provides multi-line property and casualty insurance. Under the Agreement, American Southern will provide advice and counsel to the management of Seibels in the development of a strategic operating and restructuring plan for Seibels and its subsidiary companies for a period of six months. The Agreement may be cancelled by American Southern upon ten days notice, or by Seibels upon entering into an agreement for the sale of all or substantially all of Seibels' assets. American Southern will receive no fee for its consulting services, but will be reimbursed for all reasonable out-of-pocket expenses. During the six-month term of the Agreement and for ten days thereafter, American Southern has a right of first refusal with respect to any proposal which is recommended for acceptance by Seibels' Board of Directors for the sale of all or substantially all of Seibels' assets to a third party.

         Vista Resources, Inc., through its leather subsidiaries, produces a broad line of cowhide and lambskin leathers that are sold to manufacturers of shoes, handbags, personal leather goods, apparel and furniture in both U.S. and foreign markets. Its insurance subsidiary, American Southern, is an underwriter of property/casualty insurance for government and private automobile fleets and other niche markets.